Exhibit 99.1

KOHL’S EXPANDS EXECUTIVE TEAM

MENOMONEE FALLS, Wis., September 10, 2007 – Kohl’s Corporation (NYSE:  KSS) today announced expansion of its senior level executive team with the creation of two senior executive vice president positions and three executive vice president promotions.

“As our business continues to grow, we are taking the opportunity to optimize our executive structure.  We are especially pleased to fill these positions with Kohl’s internal talent,” said Larry Montgomery, Kohl’s chairman and chief executive officer.

The company will move from three to five principal officer positions effective immediately.  Donald A. Brennan and John M. Worthington are newly appointed principal officers while Thomas A. Kingsbury, Kevin Mansell and Larry Montgomery continue to be principal officers.  Executive responsibilities follow:

Thomas A. Kingsbury continues as senior executive vice president and will now oversee marketing, business development, e-commerce and information technology.  Kingsbury was previously responsible for merchandise presentation, store administration, store operations, information technology, and e-commerce.  He joined Kohl’s in August 2006 with 30 years of retail leadership across several divisions of the former May Department Stores Company, the last seven as president and chief executive officer of Filene’s/Kaufmann’s, May’s largest division.  Kingsbury will now report to Kevin Mansell.

Donald A. Brennan, 47, has been appointed senior executive vice president overseeing all merchandising divisions.  Brennan was previously the executive vice president, general merchandise manager, men’s and children’s, and held the executive vice president, merchandise planning and allocation position.  Prior to Joining Kohl’s in 2001, Brennan was senior vice president, general merchandise manager, men’s and children’s apparel at Burdines, a division of Federated Department Stores. Brennan will report to Kevin Mansell.

John M. Worthington, 43, has been appointed senior executive vice president overseeing store operations, store administration, merchandise presentation and loss prevention.  Worthington was previously the executive vice president, director of stores, and held several progressive store operation positions.  Prior to joining Kohl’s in 1993, Worthington was with Famous-Barr, a division of The May Department Stores Company.  He will now report to Larry Montgomery.

Jon Grosso has been promoted to executive vice president, director of stores overseeing store operations.  Grosso was previously senior vice president, territory manager.  Prior to joining Kohls in July 2002, Grosso was regional vice president of operations with Macy's.  He will report to John Worthington.

Jeff  Manby has been promoted to executive vice president, general merchandise manager, men’s and children’s.  Manby was previously senior vice president, divisional merchandise manager, men’s.  Prior to joining Kohls in June 2002, Manby was divisional merchandise manager of children's with Kaufmann's, a division of May Department Stores Company.  He will report to Don Brennan.

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Paige Thomas has been promoted to executive vice president, general merchandise manager, juniors and jewelry. Thomas was previously senior vice president, divisional merchandise manager, juniors and jewelry.  Prior to joining Kohls in August 2003, Thomas was group vice president and director of apparel with Fred Meyer.  She will now report to Don Brennan.

Montgomery continued, “We are extremely pleased to have these outstanding Kohl’s executives assume senior leadership positions.  These proven executives possess an extensive understanding of our business and are instrumental to our continued success.  With a strong executive team in place, I am confident we are well positioned to deliver on our core strategy of brands, value and convenience.”

Kohl’s Department Stores

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 834 stores in 46 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl's Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer (262) 703-1893

Public Relations Contact:

Vicki Shamion, Vice President Public Relations (262) 703-1464